Exhibit 99.2

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

Operator

Welcome to today’s conference call announcing the business combination of Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II. Joining us on the call are Embark’s Co-Founder and CEO Alex Rodrigues, Director and CEO of Northern Genesis II Ian Robertson, and Embark CFO Richard Hawwa.

We would first like to remind everyone that this call contains forward-looking statements including, but not limited to, Embark’s and Northern Genesis’s expectations or predictions of financial and business performance and conditions, competitive and industry outlook; the cash resources, plans, and prospects of the combined entity; expected valuations of the combined entity; and the timing and completion of the transaction. Commentary on these topics constitutes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. We encourage you to read the press release issued today, the accompanying presentation, and Northern Genesis’s public filings with the SEC, including a proxy statement/prospectus that will be filed in the coming days and available on the SEC’s website, and, in particular, to the section or sections titled Risk Factors and Forward-Looking Statements, for a discussion of the risks that can affect the transaction, Embark’s and Northern Genesis’s businesses, and the outlook of the combined company.

Embark and Northern Genesis are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

This communication is for informational purposes only and is not intended to and shall not constitute an offer sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

And now, I would like to introduce Ian Robertson, Director and CEO of Northern Genesis Acquisition Corp. II.

Ian Robertson, Director and CEO of Northern Genesis II

Thanks everyone for joining us today. Before I hand it to Alex and Richard to tell you more about the Embark Story, let me provide some background on Northern Genesis II and how we evaluated the proposed combination with Embark.

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

Northern Genesis II is a $414 million operator-backed special purpose acquisition company. We believe that the Northern Genesis team is highly differentiated, consisting of proven entrepreneurial business builders that have a long history of creating shareholder value. Prior to creating the Northern Genesis platform, my long-term business collaborator Chris Jarratt, and I founded and built Algonquin Power & Utilities Corp into a $12 billion NYSE listed renewable energy and sustainable utility company that is a member of the TSX 60 index. We believe that our team’s collective years of industrial owner/operator experience are a distinguishing factor in this merger, and we believe we can leverage this experience and our deep sector knowledge and industry connections to increase shareholder value post-transaction as board members and senior advisors.

Most recently, Northern Genesis was the SPAC sponsor in the Lion Electric mobility transformation story. We are proud to be associated with the Lion story, which has delivered compelling returns to SPAC shareholders and PIPE investors.

Working with Lion cemented our belief in the opportunities arising from the on-going transformation of mobility, including the Embark story. The trucking industry is intensely competitive, and the savings from operating a long-haul truck without a driver are even more significant than the total cost of ownership advantages of electric over diesel which we saw with Lion. By eliminating cost of labor significantly, the operating cost savings of up to 43% realized by an autonomous trucking carrier should make competition almost impossible for conventionally driven trucking operations.

There are three elements of the Embark story that stood out to us in selecting to partner with Embark.

First, Embark presents an easily understood, compelling and tangible business proposition. The industry-disrupting cost savings implications of autonomous trucking, coupled with Embark’s differentiated and advanced technology stack, one which is proven by a fleet that has driven more than a million safe miles, brings an inevitable tangibility to the Embark story. In our view, Autonomous trucking is going to happen.

Second, as we looked at multiple autonomous vehicle stories, Embark’s industry collaborative, rather than competitive business model made the most sense to us. Their plan does not involve them building, owning, or operating trucks in competition with the current trucking carrier industry. Rather, Embark provides software and logistics support to established carriers as customers, allowing them to deliver better, cheaper, and faster freight service. Under Embark’s model, carriers continue to own and autonomously operate trucks purchased from their chosen OEM which are factory equipped by the OEM with the required hardware. This asset-light business model is expeditiously scalable without significant industry upheaval or requiring unreasonable investment by Embark.

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

Third and lastly, consistent with our conviction that success today demands organizational alignment with the ongoing secular shift towards sustainability, we saw that autonomous trucking demonstrates that orientation through the material environmental benefits from enhanced fuel efficiency and the social implications of improved driver working conditions, and safer roads for everyone.

Before choosing Embark, we conducted diligence on many mobility-focused companies and concluded Embark met all of our specified criteria for a successful transaction and the creation of long-term shareholder value. It’s a business association that Chris and I are proud to have as a follow-on to our success at Algonquin and, most recently, with Lion.

And lastly, a few words about the transaction:

In addition to the $414M in Northern Genesis 2’s trust account, we successfully raised a $200 million PIPE, which includes marquee institutional investors including Sequoia Capital, Tiger Global Management, Mubadala and CPP Investments. And proud to join these marquee investors, my partners and I are personally participating in the PIPE with a $10M commitment.

As you would expect, Embark’s existing shareholders and management are rolling over 100% of their equity, confirming their commitment and belief in the company’s long-term growth potential.

Based on more than $600M in total proceeds remaining on the combined company balance sheet, assuming no redemptions, the transaction implies a post-merger enterprise value of $4.5 billion. This was negotiated to provide an incredibly compelling entry point into the Embark story relative to other public autonomous trucking comparables. In comparison to these other stories, Embark’s highly advanced technology stack and a business model embraced by the industry including some of the nation’s largest carriers make this a must-own stock for mobility transformation investors. We are confident that the cadence of technological and commercial milestones forecast to be achieved over the coming 24 months will deliver capital appreciation on the path to broad commercialization in 2024.

And with that, I will turn the call over to Alex to tell you about Embark and its amazing technology.

Alex Rodrigues, CEO and Co-Founder of Embark

Thank you, Ian. Good morning, everyone. I am excited to tell you more about the company I have been building for the last five years.

I came to the AV trucking space with a background in robotics. I have deep experience in robotics, and it has been my lifelong passion. I developed 11 different robotics platforms, won a Robotics World Championship, and built the first self-driving vehicle to operate on public roads in Canada.

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

My early work developing a self-driving vehicle led to my interest in the trucking industry and ultimately to the founding of Embark. When we started Embark in 2016, we sought to build software solutions to address driver shortages, environmental and safety issues facing the trucking industry and to create a world where consumers pay less for the things they need, where drivers stay closer to the homes they cherish, and where roads are safer for the people we love.

Embark is fundamentally an autonomous vehicle software-as-a-service company focused on trucking. Our primary offering is Embark Driver, our highly differentiated and advanced software stack. We deliver this software as a subscription, partnering with leading carriers who pay a per-mile license fee and providing them with Embark’s Driver software as well as a suite of supporting services. These include Guardian, Embark’s cloud-based dispatch and monitoring solution, which delivers 24/7 monitoring and remote assist capabilities.

Embark has developed Embark Universal Interface, a standard sensor module and compute module designed to interface with most major steering and braking actuators. This modular integration approach is designed to enable our carrier partners to purchase an Embark Driver-compatible option from their preferred manufacturers.

Building direct relationships with carriers and offering modular integration across OEM platforms is a proven approach in the trucking industry - pioneered by companies like Cummins Engine - and positions Embark to be the partner of choice for multi-OEM fleets. By focusing on offering best-in-class software and partnering with leading carriers who own and operate self-driving fleets, Embark will be able to rapidly scale its business and efficiently bring its self-driving truck technology to market.

Today I want to discuss the two key things that distinguish Embark as a leader in the AV trucking market:

1.	World-class self-driving software
2.	Business model based on partnering with carriers

Embark’s engineering team stands out for having deep experience with the self-driving truck technology, for having a pragmatic balance of expertise across both academia and industry and for truly believing in the mission - spending years working on self-driving trucks long before it was fashionable to do so.

Embark’s engineering team has been commercially testing self-driving trucks on US highways longer than anyone else - which we believe shows our world-class expertise in this particular technology. Over the last five years this experience has honed our disciplined, focused approach and allowed us to deliver a steady drumbeat of industry-first capabilities - including the first self-driving truck to drive from coast to coast. We believe that anyone that has had the opportunity to sit in both Embark trucks and competitor’s trucks will conclude Embark has the most advanced self-driving truck you can sit in today.

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

By focusing our efforts on the well-defined problem of autonomously driving trucks to and along highways we have been able to develop proprietary cutting-edge techniques across the stack - in perception, fusion and planning - that allow our trucks to drive smoothly and reliably like a human.

In perception, Embark has been a pioneer in cutting edge active learning techniques that learn from real-world experience to rapidly and continuously improve our perception performance. Embark’s perception team lives by the mantra “it’s about how much data you have AND how you use it”. We have used the million plus miles driven by our trucks to build a machine learning system that identifies the most relevant detections and provides the most useful insights into critical edge cases. With the most valuable data automatically identified, we can focus our labeling and training efforts to provide the quickest, most effective feedback loop for Embark Driver, resulting in constantly improving performance.

Every second as the truck drives, its perception data is then fed into Embark’s proprietary Vision-Map Fusion System. Vision-Map Fusion builds on top of the HD mapping approach generally used in the market. While HD mapping is a useful starting point, it treats maps as static and unchanging, resulting in poor performance on interstate highways - which are almost always undergoing construction - and maps which are highly resource intensive to create and maintain.

Embark’s focus and experience dealing with highway construction has allowed us to flip this paradigm on its head. Vision-Map Fusion layers on top of a traditional mapping stack, but instead of treating the map as static it treats the map as a dynamic changing environment. VMF leverages Embark’s cutting-edge non-linear-optimization techniques to update the map in real-time using detailed road geometry data from Embark’s LiDAR and Camera sensors. This allows Embark’s driver software to detect and respond to new situations where the map may be outdated on-the-fly. For example, earlier this year, Embark released the first public demonstration of a self-driving truck detecting and responding to lane closures in a construction zone - without mapping them ahead of time.

Finally, our Prediction and Planning Stack is what enables Embark Driver to deliver smooth driving in traffic and other challenging driving conditions that our safety drivers have described as human-like—a key to superior performance.

We believe our integration of planning and prediction maintains this critical feedback loop between actions the self-driving vehicle takes and how those actions cascade and affect the likely actions of other road users over time, and has contributed to our technical firsts. This feedback loop is particularly critical in highway driving situations where maneuvers like lane changes in heavy traffic often need to be planned far in advance.

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

Based on our experience with unique challenges of highway driving, Embark’s engineering team has developed a proprietary integrated prediction and planning stack that is able to simulate up to 1200 different potential scenarios per second. Each of these 1200 simulations explore up to 60 seconds into the future and together they cover a wide variety of possibilities about how the actions of our truck would impact the predicted actions of other vehicles. By having a broad understanding of all the possibilities, the truck can make smart decisions about where exactly the best spot to be is at any given time.

This technology can unlock immense value for our customer, the carrier. In a purely economic sense, Embark’s system should allow the carrier to get almost three times as many miles out of the same investment. Where a human driver is limited to 60 hours of driving time per week by the federal hours of service, a driverless truck can operate 24/7. On top of that fairly significant increase in revenue from almost 3x more usage, driverless trucks should be able to nearly double the profit margin for the carrier, even after accounting for Embark’s subscription cost. This change in the business model for the carriers is transformative.

In addition to the economic benefits, we provide customers with a superior product that fulfills their sustainability and safety goals. Further, Embark addresses a critical strategic barrier for customers by helping them solve the growing driver shortage, while also improving the quality of life for drivers by allowing them to drive locally and go home to their families every night.

By partnering with carriers, we are able to leverage their existing infrastructure and operational expertise. Large carriers invest hundreds of millions of dollars a year into purchasing trucks and real estate and have significant employee and customer infrastructure. Working with carriers so we may leverage their existing footprint will allow Embark to focus on building great software. Partnering with carriers allows Embark to scale its business and generate high incremental margins consistent with other SaaS businesses.

Both our technology and customer value proposition have been validated by industry leaders. Over the last five years, Embark has completed hundreds of hauls with more than a dozen major shippers and carriers. We are working directly with leading shippers and carriers to deploy our technology, including, AB InBev, the manufacturer of Budweiser and the world’s largest brewer, and Mesilla Valley Transportation, one of the most innovative carriers in the U.S. Sunbelt, which is our first area of deployment.

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

Embark has also established relationships with truck stop and depot players, which we are leveraging to rapidly roll out our coverage map. We see transfer points as a critical piece of the enabling infrastructure for driverless trucking. Embark is moving freight through transfer points today, including locations owned by real estate partners such as truck stop operators and industrial REITs. These transfer point locations provide immediate access to an entire region. Carriers drop the trailer at a transfer point, and a human driver does the first and last mile into the city in our model. This allows a whole city to be serviced by a handful of transfer points on the way into and out of the metro area.

In addition to building a great technology program, I’m most proud of the Embark team. We’ve built a really incredible leadership team with deep experience across software, hardware, artificial intelligence, machine learning, trucking, and logistics. We are also excited to be welcoming former Secretary of Transportation Elaine Chao to our board of directors. After spending four years overseeing the highest transportation regulatory body in the U.S., Secretary Chao will help Embark in its dialogue to establish the regulatory framework to further our AV policy leadership through the next stage of deployment.

Finally, and most importantly, Embark has driven more miles without a DOT reportable incident than any other self-driving truck player. We have over a million real-world miles with no significant accidents, a sterling safety record that we are incredibly proud of. We believe that our safety record is a critical differentiator when it comes time to win the long-term government support to successfully deploy AV trucking technology.

With that, I would now like to turn the call to Embark’s CFO, Richard Hawwa to discuss financials.

Richard Hawwa, CFO of Embark Trucks

Thank you, Alex.

We believe the industry tailwinds to support our business plan are very compelling, but one important point worth highlighting is we do not view this to be a winner take-all industry, and accordingly, we do not model it as such.

The way we’ve modeled our financial projections is based on how we ultimately see the AV trucking market commercializing.

First, we are planning a two-phase rollout based on geography. We expect a phase 1 rollout in 2024 based in the sunbelt states, with a phase 2 rollout for the remainder of the lower 48 commencing in 2026.

Secondly, we believe the economics to be slightly different depending on whether the haul is a transfer point haul or a direct to customer haul, which I’ll describe in a bit more detail shortly.

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

At its root, Embark is a Software-as-a-Service business, which means customers subscribe to our service and we receive a payment per mile. This actually makes the modelling relatively straight forward, in that the basis of our financial projections are grounded on identifying two primary items: (1) the number of autonomous miles within Embark’s operational design domain, or ODD, and (2) the associated per mile pricing.

We calculate there to be a total addressable market in the US of approximately 300 billion miles today. We believe transfer point hauls are only economical to carriers at greater than 300 miles and direct-to-customer hauls greater than 100 miles. Given this, we believe approximately 86% of these lanes are therefore economical for autonomous trucking. We then adjust this down further to capture Embark’s ODD, which we initially calculate to be about 80% of these lanes, growing to about 90% over time as Embark’s technology continues to develop. This is our serviceable market.

I would highlight that when you then look at our financial projections and the number of miles required to achieve our 2024 targets, we expect to capture only just over 1% of those miles in our serviceable market in 2024.

On the pricing side, we work with our partners to identify the cost of a human driven truck versus an autonomously driven truck.

Based on publicly available research, as well as ongoing dialogue with our partners, we calculate the cost of a human-driven truck to be $1.76 per mile.

The way this works in practice is we are having an active dialogue with our carrier partners about these costs and, importantly, the savings our technology unlocks. It is worth noting this is not simply the cost of the human driver, which is obviously a significant portion of cost, but all the components, such as additional savings from fuel efficiency, but also additional costs we would expect with an autonomous truck, such as the increased cost associated with the truck itself.

When factoring all these components, this net savings is 80 cents per mile.

Embark will share a portion of these net savings with our partners, and we calculate a gross revenue rate of 44 cents per mile. Separately, for transfer point hauls, we provide a fixed rebate for a portion of the drayage, or last mile delivery, cost. As such, the actual cost per autonomous mile varies depending on the length of the haul.

The last component is our COGS, which is comprised of Guardian. Think of this as the network support that is required for our SaaS business model. We calculate this to be 12 cents per mile, and is comprised primarily of two components: one—bandwidth, and two—staffing.

We believe this business model supports a very attractive margin profile to scale once the network is implemented.

Embark Trucks, Inc. and Northern Genesis Acquisition Corp. II Business Combination June 23, 2021

As we look to our financial projections, I would reiterate we expect to penetrate only a very small percentage of our serviceable market. We do not build trucks and we do not intend to build our own carrier network. As such, as we look at 2026 and beyond, we believe this to be the best business model to scale rapidly.

The team has been very much focused on developing the technology, and purposely focused on the depth of our relationships versus simply the breadth of them. Once the tech is ready, we believe that the carriers will desire our “plug and play” technology, not only because it does double their own margin profile, but because it will make them more competitively advantaged as well.

With that, I’ll pass it back to Alex for some concluding remarks.

Alex Rodrigues, CEO and Co-Founder of Embark

Thank you, Richard

With that, I would like to offer some closing remarks:

Embark is America’s longest-running self driving truck program, and with that experience, we believe we have the leading technology in the industry. We have also evaluated and landed on the best go-to-market strategy by partnering with the existing players within the freight logistics ecosystem. We don’t want to compete with the current ecosystem, but rather partner with and enhance all the constituents within that ecosystem. Lastly, we believe it is important to be an American built and based Company to help transform a key part of the United States freight logistics infrastructure.

We have been supported by leading technology investors, and have well-established partnerships with the leading shippers and carriers.

We believe our technology will help Embark’s mission to build a world where consumers pay less for the things they need, drivers stay close to the homes they cherish, and roads are safer for the people we love.

Thank you again for joining us. We look forward to updating you on our progress.